EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-168877, No. 333-167327, No. 333-166062, No. 333-175992, and No. 333-204997), Form S-4 (No. 333-200042) and Forms S-3 (No. 333-186048, No. 333-174629, No. 333-200005, and No. 333-200011) of Pernix Therapeutics Holdings, Inc. of our reports dated March 10, 2016 relating to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows and the related consolidated statement schedule for each of the three years in the period ending December 31, 2015, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2015.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
March 10, 2016